Exhibit 99.1

The reporting persons may be deemed a member of a group.  A Schedule 13D was filed by James J.
Kim and those members of the reporting group who then constituted the group on November 28, 2005, as amended by Amendment No. 1 filed with the Securities and Exchange Commission (the "Commission")
on April 4, 2008, Amendment No. 2 filed with the Commission on March 19, 2009, Amendment No. 3 filed with the Commission on April 16, 2009 and Amendment No. 4 filed with the Commission on
February 5, 2010 as further amended from time to time (the "Schedule 13D"). Those individuals and entities listed in the Schedule 13D, including the filers of this Form 4 and other filers who filed Forms 3 and/or 4 since the last Schedule 13D was filed who so indicated, may be deemed to be members of a group (the "Group") who each exercise voting or investment power with respect to shares of Amkor Technology, Inc.'s (the "Issuer") Common Stock in concert with other members of the
Group. The Group may be deemed to beneficially own more than 10% of the outstanding voting securities of the Issuer. Each reporting person states that the filing of this Form 4 Report shall not be deemed an admission that the reporting person is the beneficial owner of the reported securities owned by the other members of the Group, for the purpose of Section 16 of the Securities
Exchange Act of 1934, as amended, or for any other purpose.